Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Netflix, Inc.

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-89024, 333-104250 and 333-113198) of Netflix, Inc. of our reports dated March 11, 2005, relating to the consolidated balance sheets of Netflix, Inc. and subsidiary as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in this December 31, 2004 annual report on Form 10-K of Netflix, Inc.

/s/    KPMG LLP

Mountain View, California

March 11, 2005